Below Investment Grade Securities. Effective November 13, 2009, High Income's non-fundamental investment policy regarding minimum investment in below investment grade securities was revised. Under its revised non-fundamental policy, under normal market conditions, High Income seeks to achieve its investment objectives by investing at least 50% of its net assets in debt securities that are, at the time o' purchase, rated below investment grade (below Baa by Moody's Investors Service, Inc., below BBB by either Standard & Poor's or Fitch, Inc., or unrated but judged by PIMCO to be of comparable quality), which may be represented by forward contracts or derivatives such as options, futures contracts or swap agreements. High Income may continue to invest without limit in below investment grade securities. However, the use of the term "high income" in High Income's name is intended to suggest High Income's primary objective of seeking high current income and is not intended to suggest any particular type of security or other investment.

Effective December 15, 2009, High Income's policy regarding the extent to which it may invest in certain lower-quality securities was revised such that High Income may not invest more than 20% of its total assets in securities that are, at the time of purchase, rated CCC/Caa or below by each agency rating the security, or unrated but judged by PIMCO to be of comparable quality. High Income previously observed a limit of 10% of its total assets in CCC/Caa or lower quality securities.

The potential opportunities provided by lower quality securities in the high yield spectrum carry additional risks. Below investment grade securities are regarded as having predominantly speculative characteristics with respect to the issuer's capacity to pay interest and to repay principal when due, and are commonly referred to as "high yield" securities or "junk bonds."
See "2. Principal Risks" in the Notes to Financial Statements for additional discussion of credit risk and other relevant risks.

Non-U.S. Dollar Denominated Securities. Effective April 12, 2010, High Income may invest up to 25% of its total assets (measured at the time of investment) in non-U.S. dollar denominated securities. This replaced High Income's prior maximum limit with respect to investment in debt instruments denominated in foreign currencies, which was 15% of total assets.

Emerging Market Securities. Effective April 12, 2010, High Income's investment limit with respect to investing in emerging market securities was revised such that High Income may invest up to 10% of its total assets (measured at the time of investment) in securities that are economically tied to emerging market countries. This replaced High Income's prior limit under which it could invest up to 7.5% of its total assets in securities of issuers located in emerging market countries.

Foreign Currency Hedging. In addition, effective April 12, 2010, High Income is no longer subject to its prior investment guideline to normally seek to hedge at least 75% of its exposure to foreign currencies, which guideline has been eliminated.

Providing additional flexibility to invest in non-U.S. dollar denominated securities and to have a greater level of unhedged non-U.S. positions could potentially increase High Income's exposures to foreign (non-U.S.) investment risk and/or foreign currency risk. Foreign (non-U.S.) investment risk may be particularly high with respect to emerging market securities. See "2. Principal Risks" in the Notes to Financial Statements for additional discussion of foreign (non-U.S.) investment risk, foreign currency risk and other relevant risks.

Effective March 1, 2010, High Income adopted amended and restated by-laws ("By-laws") that incorporate substantially revised and updated ratings criteria (the "New Fitch Criteria") issued by Fitch, Inc. ("Fitch") applicable to High Income's outstanding auction rate preferred shares ("Preferred Shares"). The New Fitch Criteria include two separate Preferred Shares asset coverage tests which differ from the single test previously applicable to Fitch's ratings. Other key components of the New Fitch Criteria include, among others, updated asset discount factors,changes to issuer and industry concentration thresholds and guidelines, and inclusion of certain leverage and derivatives when calculating the Fitch asset coverage tests. The New Fitch Criteria are available on the Fitch website (www.fitchratings.com) and are incorporated by reference into High Income's By-laws. Furthermore, as announced in a press release dated March 12, 2010, Fitch has reaffirmed the 'AAA' rating it assigned to High Income's Preferred Shares.